May 9, 2000

Dawn R. Johnston

Chief Financial Officer

Chyron Corporation

5 Hub Drive

Melville, New York 11747

Dear Ms. Johnston:

Reference is made to the Loan Agreement dated March 29, 1999, among Chyron Corporation ("Chyron") and AmSouth Bank (the "Bank"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

(I) The Bank has agreed to amend the provisions of Section 6.1(a) of the Loan Agreement as follows;

Period Minimum Quarterly EBITDA

Q1 2000 ($245,000)

All other testing thereafter will remain in effect per the Credit Agreement.

(II) The Bank has agreed to waive its rights with respect to the FQE March 2000 EBITDA Covenant defaults.

This will confirm the Bank's consent to the terms and conditions as set forth above. Nothing in this letter shall constitute a waiver of any future Default or Event of Default under the Agreement (including any default in payment of principal resulting from restrictions on availability of Revolving Credit Loans) or a waiver of any right or remedy the Bank may have with respect to any such future Default or Event of Default.

If the foregoing is in accordance with your understanding of our agreement please so indicate by executing this letter in the space provided below and returning a copy to the Agent.
Very truly yours,
AMSOUTH BANK

By: /s/ Barry S. Renow
Barry S. Renow

Its: Attorney-In-Fact

Acknowledged and Agreed:

CHYRON CORPORATION

By: /s/ Dawn Johnston
Dawn Johnston

Its: CFO